Exhibit 99.1

News Release

     PartnerRe Ltd. Provides Initial Estimate of Expected Claims from Hurricane Wilma

PEMBROKE, Bermuda, October 25, 2005 -- PartnerRe Ltd. (NYSE:PRE) today provided its initial estimate of expected claims relating to Hurricane Wilma, which impacted Mexico and south Florida over the last week.

During its third quarter 2005 earnings conference call this morning, the Company said it expected claims of approximately 3% of the estimated $2-$2.5 billion total insured industry loss in Mexico, and approximately 1% of the total insured industry loss in Florida. Due to the recent occurrence of this event, the Company does not currently have an estimate for the total industry loss from Wilma in Florida.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health, and alternative risk transfer solutions. For the year ended December 31, 2004, total revenues were $4.2 billion. As of September 30, 2005 total assets were $13.2 billion, total capitalization was $3.5 billion and total shareholders’ equity was $3.1 billion. Our major reinsurance operations have ratings of AA- from Standard & Poor’s, Aa3 from Moody’s, A+ from A.M. Best, and AA from Fitch.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, including potential losses from Hurricane Wilma, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio, changes in accounting policies, and

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

News Release

other factors identified in the Company’s filings with the Securities and Exchange Commission. The Company’s results will be impacted by losses associated recent catastrophes. These loss estimates are preliminary and are subject to change due to refinement in the overall industry loss estimates and by individual treaty reports. These issues take a considerable period of time to be resolved and may be influenced by evolving legal and regulatory developments. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Citigate Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Jim Barron/Hallie Bozzi
Media Contact: Celia Powell

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08